Exhibit 1.1

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

May 8, 2025

To whom it may concern:

We have read the notification dated May 8, 2025 from ZRCN Inc., as to the replacement of auditors for that Company.

We agree with the representations of the Company, as follows:

1.	During the previous year with Assurance Dimensions, there were no problems related to any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or compliance with applicable rules, which problems, if not resolved to the satisfaction of Assurance Dimensions would have caused us to make reference to them in connection with our report on the subject matter of the problems.

2.	Assurance Dimensions report on the consolidated financial statements for the previous year did not contain an adverse opinion or disclaimer of opinion, and was not qualified as to uncertainties, audit scope, or accounting principles.

3.	Assurance Dimensions has been paid in full for all services rendered to date.

Very truly yours,

/s/ Assurance Dimensions

Assurance Dimensions

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 7800 Belfort Parkway, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary entities McNamara and Associates, LLC (referred together as “AD LLC”) and AbitOs Advisors, LLC (“AbitOs Advisors”), provide professional services. AD LLC and AbitOs Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AbitOs Advisors provides tax and business consulting services to their clients. AbitOs Advisors, and its subsidiary entities are not licensed CPA firms.